                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               BROOKE GROUP LTD.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 1995

TO THE STOCKHOLDERS OF BROOKE GROUP LTD.:

     The Annual Meeting of Stockholders of Brooke Group Ltd., a Delaware corporation (the "Company"), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 5, 1995, at 11:00 a.m. local time, for the following purposes:

          1. To elect three directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

          2. To approve the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the year ending December 31, 1995.

          3. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

     Every holder of record of common stock, par value $0.10 per share ("Common Stock"), of the Company at the close of business on April 24, 1995, is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 22, 1995 to June 5, 1995, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company's 1994 Stockholders' Report are enclosed herewith.

                                           By order of the Board of Directors

                                           BENNETT S. LEBOW
                                           Chairman of the Board, President
                                           and Chief Executive Officer

Miami, Florida
April 28, 1995

                             YOUR VOTE IS IMPORTANT

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

                               BROOKE GROUP LTD.
                             100 S.E. SECOND STREET
                              MIAMI, FLORIDA 33131
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                                  INTRODUCTION

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Brooke Group Ltd., a Delaware corporation (the "Company"). The proxy is solicited for use at the annual meeting of stockholders (the "Annual Meeting") to be held at 11:00 a.m. local time on Monday, June 5, 1995, at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131. The Company's principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 and its telephone number is (305) 579-8000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Every holder of record of common stock, par value $0.10 per share ("Common Stock"), of the Company at the close of business on April 24, 1995, (the "Record Date") is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the Record Date, the Company had outstanding 18,247,096 shares of Common Stock (excluding treasury shares). The approximate date on which this proxy statement and accompanying notice and proxy are being mailed to stockholders is May 1, 1995.

     Any stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the Annual Meeting to the Secretary or Assistant Secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on all matters will not be included in determining whether a quorum is present.

     All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the Board's nominees and FOR approval of the appointment of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to serve as independent accountants for the Company. The nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of the majority of votes present at the meeting is necessary for approval of the other matters to be considered at the Annual Meeting. In all cases, shares with respect to which authority is withheld, abstentions and Broker Shares that are not voted will not be included in determining the number of votes cast.

     The costs of solicitation of proxies will be borne by the Company. In addition, the Company may reimburse brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of the Common Stock. It is contemplated that proxies will be solicited principally through the mail.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 24, 1995, the beneficial ownership of the Company's Common Stock by each person who beneficially owned on such date more than five percent (5%) of the Common Stock, the only class of the Company's voting securities entitled to vote at the Annual Meeting. Except as otherwise noted in the footnotes, each individual referred to below possesses sole voting and investment power over all shares listed opposite his name.

                                                               AMOUNT AND NATURE
             NAME AND ADDRESS                  TITLE OF                OF
           OF BENEFICIAL OWNER                   CLASS        BENEFICIAL OWNERSHIP     PERCENT OF CLASS
- -----------------------------------------    -------------    --------------------     ----------------
Bennett S. LeBow(1)                           Common Stock         10,571,208                57.9%
  International Place
  100 S.E. Second Street
  Miami, Florida 33131
BSL Partners(2)                               Common Stock          4,844,156                26.6%
  International Place
  100 S.E. Second Street
  Miami, Florida 33131
LeBow Limited Partnership(3)                  Common Stock          1,681,715                 9.2%
  International Place
  100 S.E. Second Street
  Miami, Florida 33131
LeBow Family Partnership                      Common Stock            999,999                 5.5%
  1993, Ltd.(4)
  International Place
  100 S.E. Second Street
  Miami, Florida 33131
Richard S. Ressler(5)                         Common Stock          1,999,999                11.0%
  c/o Orchard Capital Corporation
  11100 Santa Monica Boulevard
  Suite 2050
  Los Angeles, California 90025

- ---------------

(1) Includes 4,844,156 shares of Common Stock held by BSL Partners, a New York general partnership ("BSL"), 1,681,715 shares of Common Stock held by LeBow Limited Partnership, a Delaware limited partnership ("LLP"), and 999,999 shares of Common Stock held by the LeBow Family Partnership 1993, Ltd., a Florida limited partnership ("LFP").
(2) Bennett S. LeBow (the "Chairman") owns an 80% interest in BSL and the remaining interest is owned by LLP.
(3) The Chairman is the general partner of LLP with a 99.99% interest. 400,000 shares of LLP's Common Stock holdings in the Company are pledged to secure its obligation to make payments in respect of a loan in the original principal amount of $8.4 million from Brooke Partners, L.P., the Company's former controlling shareholder, to a former executive, due in 1997.
(4) The Chairman is the general partner of LFP with a 10% interest and a trust, for the benefit of the Chairman and certain family members, holds the remaining interest.
(5) Based upon Amendment No. 4 to Schedule 13D dated November 16, 1994.

     The following table sets forth, as of April 24, 1995, the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors and nominees, (ii) each of the named executive officers (as such term is defined in the Summary Compensation Table below), and (iii) all directors and named executive officers as a group.

                                                  TITLE OF
                    NAME                            CLASS          SHARES       PERCENT OF CLASS(1)
- --------------------------------------------    -------------    -----------    -------------------
Bennett S. LeBow(2)                              Common Stock     10,571,208            57.9%
Robert J. Eide                                   Common Stock         10,000
Jeffrey S. Podell                                Common Stock         10,000
Gerald E. Sauter                                 Common Stock              0
All directors and executive officers as a
  group (4 persons)                              Common Stock     10,591,208            58.0%

- ---------------

(1) Percentage is shown only if greater than 1% of the class.
(2) See notes 1, 2, 3 and 4 to the preceding table.

     In addition, by virtue of his controlling interest in the Company, the Chairman might be deemed to own beneficially the securities of the Company's subsidiaries, including Liggett Group Inc. ("Liggett") and New Valley Corporation ("New Valley"). None of the Company's other current directors or executive officers beneficially owns any equity securities of any of the Company's subsidiaries.

                      NOMINATION AND ELECTION OF DIRECTORS

     The By-Laws of the Company provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at three. The present term of office of all directors will expire at the Annual Meeting. Three directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified.

     It is intended that proxies received will be voted FOR election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

     The Board recommends that stockholders vote FOR election of the nominees named below.

INFORMATION WITH RESPECT TO NOMINEES

     The following table sets forth, as to each of the nominees, certain information as of April 24, 1995. Each nominee is a citizen of the United States.

           NAME             AGE             PRINCIPAL OCCUPATION(1)             DIRECTOR SINCE
- --------------------------  ---   --------------------------------------------  --------------
Bennett S. LeBow            57          Chairman of the Board, President        October 1986
  Brooke Group Ltd                        and Chief Executive Officer
  100 S.E. Second St.                            of the Company
  Miami, FL 33131
Robert J. Eide              42              Secretary and Treasurer,            November 1993
  Aegis Capital Corp.                         Aegis Capital Corp.
  70 E. Sunrise Hwy.
  Valley Stream, NY 11581
Jeffrey S. Podell           54             Chairman of the Board and            November 1993
  Newsote, Inc.                             President, Newsote, Inc.
  26 Jefferson Street
  Passaic, NJ 07055

BUSINESS EXPERIENCE OF NOMINEES

     (1) Bennett S. LeBow (the "Chairman") has been Chairman of the Board, President and Chief Executive Officer of the Company since June 1990 and has been a director of the Company since October 1986. For the past five years, the Chairman's principal occupation has been as an officer and/or director of, and a private investor in, privately and publicly held companies.

     Since November 1990, he has been Chairman of the Board, President and Chief Executive Officer of BGLS Inc. ("BGLS"), a wholly-owned subsidiary of the Company which is in the business of acquiring other companies and which holds (either directly or indirectly) the Company's equity interests in several private and public companies. Each of the publicly held companies have been, directly or indirectly, operating companies.

     The Chairman has been a director of Liggett since June 1990 and Chairman of the Board of Liggett from July 1990 to May 1993. He served as one of three interim Co-Chief Executive Officers of Liggett from March 1993 to May 1993.

     He has been Chairman of the Board of New Valley, in which the Company holds an indirect interest of approximately 42%, since January 1988 and Chief Executive Officer since November 1994. In or about November 1991, an involuntary petition seeking an order for relief under Chapter 11 of Title 11 of the United States Code was commenced against New Valley by certain of its bondholders. New Valley emerged from bankruptcy reorganization proceedings in or about January 1995 subsequent to the United States Bankruptcy Court for the District of New Jersey's confirmation of New Valley's First Amended Joint Chapter 11 Plan of

Reorganization, as amended, on or about November 1, 1994. He has been Chairman of the Board, President and Chief Executive Officer of New Valley Holdings, Inc., an indirect wholly-owned subsidiary of the Company ("NV Holdings") which holds certain of the Company's equity interest in New Valley, since September 1994.

     He has been a director of MAI Systems Corporation ("MAI"), the Company's former indirect majority owned subsidiary of which the Company distributed its entire 65.2% equity interest (comprised of common stock) to its stockholders in the form of a special dividend on or about February 13, 1995, since 1984 and has been Chairman of the Board since November 1990. He was Chief Executive Officer of MAI from November 1990 to April 1993. In or about April 1993, MAI filed for protection under Chapter 11 of Title 11 of the United States Code. MAI emerged from bankruptcy reorganization proceedings in or about November 1993 upon the United States Bankruptcy Court for the District of Delaware's confirmation of MAI's First Amended Joint Chapter 11 Plan of Reorganization. MAI is engaged in the development, sale and service of a variety of computer and software products. From June 1990 until August 1994, he was Chairman of the Board and/or a director of SkyBox International Inc. ("SkyBox"), the Company's former indirect wholly-owned subsidiary of which approximately 81.5% of the outstanding shares of common stock were distributed to the Company's stockholders in the form of a special dividend on or about October 6, 1993. SkyBox is a producer, marketer and distributor of collectible sports and trading cards and related products.

     Robert J. Eide has been a director of the Company since November 1993. Mr. Eide has been a director of BGLS since November 1993, a director of NV Holdings since September 1994, Secretary and Treasurer of Aegis Capital Corp., a registered broker-dealer, since before 1988 and President of Aegis Planning Inc., a real estate investment company, since before 1988. Mr. Eide also serves as a director of Nathan's Famous, Inc., a restaurant chain, and, since April 1994 as Chairman of the Board of VTX Electronics Corp., a wire and cable distributor. Mr. Eide has also been a shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties. Four of these limited partnerships filed for protection under Chapter 11 of Title 11 of the United States Code between 1989 and 1991.

     Jeffrey S. Podell has been a director of the Company since November 1993. Mr. Podell has been a director of BGLS since November 1993, a director of NV Holdings since September 1994 and the Chairman of the Board and President of Newsote, Inc., the parent of Pantasote, Inc., a former manufacturer of plastic products, since 1989. Mr. Podell has been a director of VTX Electronics Corp. since 1991 and was a registered representative at Aegis Capital Corp. from before 1988 to 1992.

BOARD OF DIRECTORS AND COMMITTEES

     During the twelve months ended December 31, 1994 ("1994"), the Board met in person or by telephone conference two (2) times. The Chairman, and Messrs. Eide and Podell participated in 100% of the total number of Board meetings during 1994.

     The Board has an Executive Committee, a Compensation Committee and an Audit Committee. The Board does not have a standing nominating committee. The Executive Committee is authorized to the extent allowed by law to exercise all the authority of the full Board between meetings of the Board, provided prompt notice of any Executive Committee action is given to the full Board. The Executive Committee, which currently consists of the Chairman and Mr. Eide, did not meet during 1994.

     The Compensation Committee reviews, approves and administers management compensation and executive compensation plans. The Compensation Committee, which consisted of the Chairman and Messrs. Eide and Podell, met once during 1994.

     The Audit Committee currently consists of Messrs. Eide and Podell. The Audit Committee recommends to the Board the firm of independent accountants to serve the Company, reviews the scope, fees and results of the audit by the independent accountants and monitors the Company's internal control procedures. The Audit Committee met two (2) times in 1994.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation awarded to, earned by or paid to those persons who were, at December 31, 1994, the Company's (i) Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 (of which there is only one whose compensation exceeds the threshold amount) (collectively, the "named executive officers").

                         SUMMARY COMPENSATION TABLE (1)

                                              ANNUAL COMPENSATION
              NAME AND                       ----------------------      OTHER ANNUAL        ALL OTHER
         PRINCIPAL POSITION           YEAR   SALARY($)     BONUS($)     COMPENSATION($)   COMPENSATION($)
- ------------------------------------  ----   ---------     --------     ---------------   ---------------
Bennett S. LeBow                      1994    950,000      475,000           95,000(3)             --
  Chairman of the Board, President    1993    950,000      475,000           95,000             4,497
  and Chief Executive Officer         1992    934,818      556,409               --             4,364
Gerald E. Sauter                      1994    229,167(2)    80,000               --            12,040(4)
  Vice President, Chief               1993    264,063       50,000               --             4,497
  Financial Officer and Secretary     1992         --           --               --                --

- ---------------

(1) No restricted stock or stock options were granted in 1992, 1993 or 1994 to the named executive officers.
(2) Includes $26,562 ascribable to a salary increase that was declared in May 1994, and retroactively effective as of April 1993.
(3) Represents an annual payment in lieu of certain other executive benefits.
(4) Includes life insurance premiums paid by the Company during the fiscal year.

COMPENSATION OF DIRECTORS

     Outside directors of the Company each receive $5,000 per annum as compensation for serving as a director, $1,000 per annum for each Board committee membership, $1,000 per meeting for each Board meeting attended, and $500 per meeting for each committee meeting attended. In addition, each outside director of BGLS receives $20,000 per annum as compensation for serving as a director, $500 per annum for each Board committee membership, $500 per meeting for each Board meeting attended, and $500 for each committee meeting attended. Each outside director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the Board of the Company and/or BGLS. In January 1995, each outside director of the Company received an award of 10,000 shares of the Company's restricted Common Stock for services as a director during fiscal 1994.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     The Chairman is a party to an employment agreement with the Company dated February 21, 1992. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 1995, his annual base salary was $1,187,500. He is entitled to a minimum annual bonus of $593,750, payable quarterly, in lieu of participation in Company stock incentive plans. He is also entitled to an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company paid automobiles and other similar perquisites. Following termination of his employment without cause (as defined), he would continue to receive his then current base salary and minimum bonus for 24 months. Following termination of his employment within two (2) years of a change of control (as defined) or in connection with similar events, he is entitled to receive a lump sum payment equal to 2.99 times his then current base salary and minimum bonus. In connection with the settlement of a shareholder lawsuit against the Company and the Chairman, the Chairman has agreed that for a period of four years beginning January 1, 1994, his employment contract shall be adjusted on an annual basis on such terms as are established by a compensation committee consisting entirely of independent directors. In addition, the Chairman's salary and bonus may not be increased from one year to the next during the same four-year period by more than 10% per annum, except that his salary and bonus may be increased in the same percentage amount as any increase in the price of the Company's Common Stock during a calendar year, subject to a maximum increase of 25% per annum. His salary and bonus is subject to decrease if the price of the Common Stock decreases by more than 10% during a calendar year, up to a maximum decrease of 25% per annum, but in no event lower than compensation earned in 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the Chairman and Messrs. Eide and Podell were members of the Company's compensation committee. Messrs. Eide and Podell serve as directors of BGLS and NV Holdings. Mr. Eide serves as the Secretary and Treasurer of Aegis Capital Corp., a registered broker-dealer ("ACC"). In connection with the Company's divestiture of a portion of its holdings in SkyBox common stock during fiscal 1994, ACC, acting as a broker-dealer, received customary commissions of approximately $121,000.

     The Chairman is a director of Liggett. He is Chairman of the Board of New Valley. He is Chairman of the Board of MAI and a member of its compensation committee. He was Chairman of the Board of Directors of SkyBox until March 1994, and was a director of SkyBox until August 1994. (SkyBox does not have a compensation committee.) The Chairman is Chairman of the Board of BGLS and NV Holdings.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     BGLS sponsors the Retirement Plan For Salaried Non-Bargaining Unit Employees (the "Retirement Plan") of Liggett, which is a noncontributory, defined benefit plan. Each salaried employee of the participating companies becomes a participant on the first day of the month following one year of employment with 1,000 hours of service and the attainment of age 21. A participant becomes vested as to benefits on the earlier of his attainment of age 65, or upon completion of five years of service. Benefits become payable on a participant's normal retirement date, age 65, or, at the participant's election, at his early retirement after he has attained age 55 and completed ten years of service. A participant's annual benefit at normal retirement date is equal to the sum of: (A) the product of: (1) the sum of: (a) 1.4% of the participant's average annual earnings during the five-year period from January 1, 1986 through December 31, 1990 not in excess of $19,500 and (b) 1.7% of his average annual earnings during such five-year period in excess of $19,500 and
(2) the number of his years of credited service prior to January 1, 1991; (B) 1.55% of his annual earnings during each such year after December 31, 1990, not in excess of $16,500; and (C) 1.85% of his annual earnings during such year in excess of $16,500. The maximum years of credited service is 35. If hired prior to January 1, 1983, there is no reduction for early retirement. If hired on or after January 1, 1983, there is a reduction for early retirement equal to 3% per year for the number of years prior to age 65 (age 62 if the participant has at least 20 years of service) that the participant retires. The Retirement Plan also provides benefits to disabled participants and to surviving spouses of participants who die prior to retirement. Benefits are paid in the form of a single life annuity, with optional actuarially equivalent forms of annuity available. Payment of benefits is made beginning on the first day of the month immediately following retirement. As of December 31, 1993, the accrual of benefits under the plan for Liggett employees was frozen.

     As of December 31, 1994, none of the named executive officers were eligible to receive any benefits under the Retirement Plan.

     Under certain circumstances, the amount of retirement benefit payable under the Retirement Plan to certain employees may be limited by the federal tax laws. Any Retirement Plan benefit lost due to such a limitation will be made up by BGLS through a non-qualified supplemental retirement benefit plan. BGLS has accrued, but not funded, amounts to pay benefits under this supplemental plan.

STOCK OPTION GRANTS AND STOCK OPTION EXERCISES

     There were no stock options granted to or exercised by any of the named executive officers during 1994.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Policy with Respect to the $1 Million Deduction Limit

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. This Section generally provides that no publicly held company shall be permitted to deduct compensation in excess of $1 million paid in any taxable year to its Chief Executive Officer or any of its four (4) other highest paid officers unless: (i) the compensation is payable solely on account of the attainment of performance goals; (ii) the performance goals are determined by a compensation committee of two (2) or more outside directors; (iii) the material terms under which compensation is to be paid are disclosed to and approved by the shareholders; and (iv) the compensation committee certifies that the performance goals were met. The Company is currently evaluating what, if anything, it may do to avoid this limitation.

  Executive Compensation

     Compensation arrangements for the Company's executive officers are usually negotiated on an individual basis between the Chairman and each executive. Although these arrangements were, by and large, subjective, factors such as industry comparisons, compensation history and other factors were taken into account. From the Company's point of view, these arrangements are invariably designed to attract talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company or its subsidiaries, as the case may be. In furtherance of such goals and to provide incentives to enhance shareholder value, the Company's arrangements with its executive officers often provide for equity participation in the Company or its subsidiaries, as the case may be. This is done because the Company believes that the interests of its shareholders are well served if part of the compensation of the Company's key executives is tied to the performance of the Company or its subsidiaries. Bonus arrangements of certain executive officers are fixed by contract and are not contingent.

     The compensation package of the Chairman was negotiated and approved by the Board in February 1992. The compensation of the Chairman is set forth in an employment agreement between the Chairman and the Company and is restricted by a settlement agreement between the parties to a shareholder lawsuit against the Company and Chairman. See "Employment Contracts, Termination of Employment and Change in Control Arrangements."

                                                                Bennett S. LeBow
                                                                  Robert J. Eide
                                                               Jeffrey S. Podell

PERFORMANCE GRAPH

     The following graph compares the total annual return of the Company's Common Stock, the S&P 500 Index, the S&P Tobacco Index and the S&P MidCap 400 Index for the five years ended December 31, 1994. The graph assumes the value of the investment and each index was $100 on December 31, 1989 and that all dividends were reinvested. Information for the Company's Common Stock reflects
(i) the value of the Company's Contingent Value Rights ("CVRs") at December 31, 1991 and 1992, (ii) a distribution of SkyBox Common Stock on October 7, 1993 to the Company's stockholders at its then appraised value and (iii) a cash distribution of $.36 per CVR on account of the Company's redemption of the CVRs on December 9, 1993.

                                   (GRAPH)

                                                    12/89   12/90   12/91   12/92   12/93   12/94
                                                    -----   -----   -----   -----   -----   -----
Brooke Group Ltd. ................................   100      90     131     152      56     111
S&P 500...........................................   100      97     126     136     150     152
S&P MidCap 400....................................   100      95     142     159     182     175
S&P Tobacco.......................................   100     127     194     193     151     166

CERTAIN TRANSACTIONS AND INTERESTS OF CERTAIN PERSONS

     On January 25, 1995, the Company entered into a Non-Qualified Stock Option Agreement (the "Agreement") with a consultant pursuant to which it granted such consultant non-qualified stock options to purchase, all or any part of, an aggregate of 500,000 shares of the Company's restricted Common Stock at an exercise price of $2.00 per share. Twenty percent (20%) of such options are presently exercisable and the remaining options vest in equal annual installments over four (4) years commencing one (1) year from the date of grant. Pursuant to the Agreement, Common Stock dividend equivalents are paid on each unexercised option.

     Effective June 1993, $14,692,000 of principal indebtedness (the "Consolidated Indebtedness") of the Chairman and certain of his affiliates to the Company were consolidated and the terms of such indebtedness were amended. On January 5, 1994, the Chairman repaid the Consolidated Indebtedness and that of certain of his affiliates in the total amount of $15,695,000 with the use of dividends paid on December 31, 1993 on his Series G Convertible Preferred Stock, par value $1.00 per share, of the Company ("Series G Preferred") (which shares have since been converted to Common Stock). On March 21, 1994, the Chairman repaid all interest due on the various debts in the amount of $1,163,000 and accordingly, the stock collateralizing the loans was released.

     Certain of the various debts under the Consolidated Indebtedness that were satisfied are discussed below:

          a. In September 1992, the Chairman became indebted to the Company for a shortfall of $1,640,000 under a note assigned to the Company in prior years. In March 1993, a shortfall in the amount of $3,573,000 arose with respect to a second note and as a result he became obligated to pay such shortfall amount (plus interest at prime plus 1%) to the Company. These shortfalls were a portion of the Consolidated Indebtedness which was repaid in January 1994.

          b. A corporation owned by the Chairman, and subsequently a subsidiary of BGLS, had an outstanding payable for approximately $994,000 at December 5, 1993. This payable had been assigned to BGLS, in September 1992, in exchange for the cancellation by BGLS of a like amount of debt owed to it by the subsidiary. Prior to the assignment to BGLS, no interest had been charged in respect of this receivable. The Chairman had agreed to guarantee payment of this receivable to BGLS, plus interest at prime rate plus 1%. This loan was repaid in January 1994 as part of the Consolidated Indebtedness.

          c. In December 1991, the Company acquired an option to purchase rights in an aircraft from a company controlled by the Chairman. The appraised value of the plane exceeded the purchase price at that time. The option expired unexercised on January 15, 1993, after which time the aircraft was sold to a third party. The Chairman's company was obligated to repay the option price ($2,895,000) as well as an amount of approximately $300,000 related to unreimbursed medical payments from another company owned by the Chairman. Both of the above repayments were a portion of the Consolidated Indebtedness which was repaid in January 1994.

          d. As of January 1, 1993, the Chairman had approximately $1,650,000 of other personal unsecured indebtedness to the Company. In addition, the Chairman was indebted to the Company in 1993 for approximately $2,049,000 collateralized by 6,234,837 shares of Common Stock and 1,754.657 shares of Series G Preferred to the Company owned directly or indirectly by the Chairman. On January 11, 1993, the Company approved a $1,475,000 line of credit for the Chairman on the same terms as the unsecured loans described above, of which $1,475,000 was outstanding. These loans bore interest at the prime rate plus 1% and were due on June 30, 1993. All of these amounts were repaid in January 1994 as part of the Consolidated Indebtedness.

     Effective July 1, 1990, a former executive transferred all of his equity in the Company to the Chairman and resigned from substantially all of his positions with the Company and its affiliates. In consideration for this transfer, a partnership (the "Partnership") controlled by the Chairman agreed, among other things, to make certain payments to the Company on account of the former executive's outstanding indebtedness of $8,677,000. In connection with this transaction, the Partnership had pledged 1,681,713 of the shares it held of Common Stock to secure its obligation. In May 1994, the Partnership paid $3,200,000 in partial satisfaction of the obligation. In consideration thereof, the Company released 1,281,713 of the pledged shares.

     Prior to 1990, the Company advanced funds to the former Vice Chairman ($5,126,000 outstanding as of December 31, 1991, plus accrued interest). The loans bore interest at either the prime rate or federal short-term interest rate and were payable semiannually or annually. The loans were scheduled to mature in 1995 and 1997, were collateralized by 607,889 shares of the former officer's Common Stock in the Company and, with the exception of loans in the principal amount of $1,500,000 were nonrecourse to him. Effective December 30, 1992, the former officer transferred the 607,889 shares of Common Stock in the Company which were the collateral for the nonrecourse loan (approximately $4,600,000 including accrued interest) in connection with the termination of such loans. The Company recorded a $2,654,000 charge to income as a result of this transfer. In conjunction with the transfer of shares, the former officer was granted a warrant (the "Warrant") to purchase 607,889 shares of the Company's Common Stock for an exercise price of $7.60 per share. This price was subsequently reduced to $0.10 per share as a result of a distribution by the Company of a portion of its equity interest in SkyBox. The Warrant was exercised in November 1994. The remaining loans in the principal amount of $1,500,000 were to mature in 1995, bore interest at the federal short-term rate, are payable semiannually and are recourse to the former officer. On December 31, 1993, the former officer repaid $900,000 of the loan out of certain dividend proceeds. Effective January 1, 1994, the former officer resigned waiving all rights in respect of a lump sum severance payment of $1,500,000 which was part of an employment agreement in effect since January 1, 1991, and the Company waived all rights to the remaining $600,000 balance on the loan. The agreement provides that the former officer remains as a consultant to the Company. The former officer has served on the Board of Directors of New Valley since 1990. During the fourth quarter of 1994, he was elected President and Chief Executive Officer of MAI.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board has approved the appointment of Coopers & Lybrand to audit the consolidated financial statements of the Company for the year 1995. Coopers & Lybrand has acted as the Company's independent accountants since December 1986. This appointment does not require the approval by the Company's stockholders; however, in view of the importance of the consolidated financial statements to stockholders, the Board deems it desirable that stockholders pass upon the selection of independent accountants. In the event that a majority of the stockholders disapprove the selection, the Audit Committee and the Board will consider the selection of other independent accountants. The Board recommends that stockholders vote FOR the approval of the appointment of Coopers & Lybrand as the Company's independent accountants for the year ending December 31, 1995.

     A representative of Coopers & Lybrand will be present at the Annual Meeting to respond to appropriate questions raised during the Annual Meeting.

                                 MISCELLANEOUS

REPORT ON FORM 10-K

     In lieu of an annual report, the Company's 1994 Annual Report on Form 10-K is being mailed with this proxy statement to stockholders entitled to notice of the Annual Meeting.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

     Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the Company's equity securities (the "Reporting Persons") to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Reporting Persons are also required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. See generally "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS".

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 1994, all Reporting Persons have timely complied with all filing requirements applicable to them except that the Chairman reported one (1) 1994 transaction untimely on a Form 4.

STOCKHOLDER PROPOSALS

     The Company will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the Commission and any applicable state laws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the annual meeting of stockholders to be held in 1996, that proposal must be received in writing by the Secretary of the Company at the Company's principal executive offices no later than December 15, 1995.

OTHER MATTERS

     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors

                                          BENNETT S. LEBOW
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Dated: April 28, 1995

PROXY                        BROOKE GROUP LTD.                        APPENDIX A
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BROOKE GROUP LTD.

    The undersigned stockholder of Brooke Group Ltd. (the "Company") hereby constitutes and appoints Marc N. Bell and Gerald E. Sauter, attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the annual meeting of stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, June 5, 1995 at 11:00 a.m. local time, and at any adjournments thereof, with respect to the following on the reverse side of this proxy card.

1. ELECTION OF DIRECTORS:

        / / FOR all nominees listed (except as             / / WITHHOLD AUTHORITY to vote for all nominees
            indicated to the contrary)

NOMINEES: Bennett S. LeBow, Robert J. Eide, Jeffrey S. Podell

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

- --------------------------------------------------------------------------------

2. PROPOSAL to approve the appointment of Coopers & Lybrand L.L.P. as the independent accountants for the Company.
             / / FOR            / / AGAINST            / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF ALL OF THESE MATTERS.

    IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE PROPOSAL TO APPROVE COOPERS & LYBRAND L.L.P. AS THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY.
                                                   Date                   , 1995

                                                   -----------------------------
                                                             Signature

                                                   -----------------------------
                                                    Signature (if held jointly)

                                                   NOTE: Please sign exactly as
                                                   your name appears hereon. If
                                                   signing as attorney,
                                                   executor, administrator,
                                                   trustee, guardian or the
                                                   like, please give your full
                                                   title as such. If signing for
                                                   a corporations, please give
                                                   your title.